Exhibit 99.2
Transcript of Silenor® Patient Testimonial Slide #9
Testimonial of Peg N.
(Age 50)
New Hampshire
Before I started taking Silenor® I was having a terrible night’s sleep. I would wake up several times, not be able to get back to sleep for 15-20 minutes which made me during the day very sleepy, very lethargic. I’ve had these sleep issues for several years and I didn’t think there was anything that I could take that would help me with the staying asleep. I talked to my doctor and he diagnosed me with chronic sleep maintenance issue. He gave me some samples of Silenor to try. I liked what they did. The reaction, the result was immediate and so he gave me a prescription for Silenor. I would definitely recommend Silenor to my friend or to anyone I knew having problems sleeping or staying asleep because it’s such a good medication. It’s non-habit forming. It’s not a controlled substance. No worries about taking it. Taking Silenor has literally changed my life.